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                                                            EXHIBIT  10.19

SERVICE CONTRACT

for Managing Director

   between

   Pall GmbH
   Philipp-Reis-Strasse 6
   63303 Dreieich
   (hereinafter the "Company")


   and

   Heinz Ulrich Hensgen
   Ahl 18
   63584 Gruendau
   (hereinafter the "Managing Director").

Article 1 - Position and Scope of Duties

1.1 Since June 1, 1984, Mr. Hensgen has been employed by the Company as Managing Director.

1.2 The quota holders appoint additional managing directors and/or assign different and/or additional responsibilities to Mr. Hensgen and determine an allocation of responsibilities as well as the authority to represent the Company singly or jointly.

1.3 The Managing Director shall perform his duties as managing director by observing the diligence of a prudent businessman in accordance with the provisions of this Service Contract, the Company's Articles of Association, the general and specific directives or instructions given by Managing Director of Pall GmbH Holding, the internal rules for the Management as amended from time to time, and in accordance with the law.

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1.4      The Managing Director shall report to the Managing Director of Pall
         GmbH Holding, or to any other officer of the Pall Group who may in future assume the responsibilities currently assigned to managing director of Pall GmbH Holding, or to any other employee of Pall Group which the managing director of Pall GmbH Holding may determine. Mr. Hensgen may consult managing director of Pall GmbH Holding on any issue that is beyond the ordinary operation of the business. In case of doubt, he shall request directions in writing. The position of managing director of Pall GmbH Holding currently is held by Mr. Heinz Kauke.

1.5 The Managing Director must obtain prior consent of the shareholders for all acts which are not within the regular scope of business of the Company.

1.6 Part of the Managing Director's duties under this Service Contract shall furthermore be the assumption of the function as a Senior Vice President of Pall, Inc., New York. Upon termination of this Service Agreement or otherwise upon request of the Managing Director of Pall GmbH Holding the Managing Director shall resign from this office immediately. There shall be no additional compensation for the assumption of this office.

1.7      The Managing Director shall work whatever hours are required.

Article 2 - Other Activities

2.1 The Managing Director shall devote his full working time and ability to the Company's business. Any other activity, be it for remuneration or not, including any part time work, is subject to the explicit prior written consent of the shareholders or of the Managing Director of Pall GmbH Holding. The Company shall grant such consent if the Company's interests are not affected by such activities.

2.2 Scientific and literary activity is permitted, provided that the Company is informed prior to publication, and that such activity does not adversely effect the working capacity of the Managing Director, does not give rise to the divulging of confidential information, or is in any other way not in the interest of the Company.

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Article 3 - Remuneration

3.1 The Managing Director shall be entitled to a gross monthly salary in the amount of DM 28,846 (in words: twenty eight thousand eight hundred forty six) payable twelve times per year at the end of the month.

3.2 In addition, the Managing Director shall receive a Christmas gratification to the amount of one monthly salary according 3.1. The gratification shall be paid with the November salary

3.3 In addition, the Company shall pay half of the mandatory social security contributions (Sozialversicherungsbeitrage) including contributions to state unemployment and medical insurance according to German law. In case the Managing Director opts for a private medical insurance instead of the state medical insurance the Company will bear half of the contributions due up to the legal limit which is annually new committed. In case the own share of the Managing Director is less than the legal limit the difference can be used for medical insurance of his wife.

3.4 The Managing Director shall participate in the bonus scheme in force from time to time. The bonus plan currently in force is attached to this contract as Exhibit 1. The Company reserves the right at any time, especially at the beginning to each financial year, to modify the bonus plan, especially the agreed targets and bonus payments.

3.5 By payment of the above mentioned salary, all activities which the Managing Director has to perform under this Service Contract shall be compensated. In particular, the Managing Director shall not be entitled to any additional compensation of overtime work.

Article 4 - Other Benefits

4.1 Travel expenses and other necessary expenses reasonably incurred by the Managing Director in the furtherance of the Company's business shall be reimbursed according to the guidelines of the Company and within the framework of the principles applicable in Germany for tax purposes.

4.2 The Company shall in accordance with its rules provide the Managing Director with a company car for business and private use. The determination of the type of car shall be at the full discretion of the Company. The value of the private use per month as determined by the German tax regulations for the particular type of car shall constitute

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         additional compensation to the Managing Director which will be subject to wage withholding tax. The costs of maintenance and use of the company car shall be borne by the Company. Instead of a company car the Managing Director may opt for a monthly car allowance as a lump sum compensation for all expenses related to the business use of his private car. All accruing taxes shall be borne by the Managing Director. Once the Managing Director has exercised his option for a company car, it will be binding until the termination of the leasing time.

4.3 The Company provides insurance cover of the Managing Director against accident. The amount insured is one year's salary (monthly salary * 13)

4.4 The Managing Director is entitled to participate in the company's pension scheme according to the pension plan of July 1971.

Article 5 - Continued Remuneration in case of Sickness and Death

5.1 In case the Managing Director shall be unable to perform his duties under this Service Contract, be it for health or other reasons, he shall inform the Company immediately. In case the inability to work shall last for a longer period, the Managing Director shall provide the Company with an appropriate medical certificate on the third day of his absence at the latest. If the Managing Director is prevented from carrying out his duties under this Service Contract due to illness he shall continue to be entitled to payment of his salary according Sec.
         3.1 for a period of up to six months beginning on the date of his inability to work, provided that this Service Contract does not end earlier. Benefits received from the health insurance or other statutory insurance institutions shall be deducted from these payments.

5.2 In case of death, the Company shall continue salary payments according Sec. 3.1 for a period of three months. The payments shall be made to those dependents who are or were entitled to the pension payments according to the Pall GmbH pension scheme or those dependents respectively who lived in a common household with the deceased at the time of his death.

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Article 6 - Vacation

6.1 The Managing Director shall be entitled to an annual vacation corresponding to the valid Pall vacation system (at the moment 29 working days) excluding Saturdays.

6.2 The time of vacation shall be determined in agreement with Managing Director of Pall GmbH Holding, and the other managing directors, if any, thereby taking into consideration the personal wishes of the Managing Director and the interests of the Company.

6.3 Holiday entitlement accrues month by month evenly through the calendar year. Holidays must be taken until December 31st of this calendar year.

Article 7 - Secrecy, Data Protection

7.1 The Managing Director shall not disclose to any third party, or use for personal gain, any confidential technical or other business information which has been entrusted to him, or which has otherwise become known to the Managing Director and which relates to the Company or to any of its affiliated companies. In particular, no information may be disclosed concerning the organisation of the business, the relation with customers and suppliers and the Company's know-how. This obligation shall not expire upon termination of the service contract but shall continue to remain in force thereafter. The Managing Director undertakes to pay to the Company a contractual penalty in the amount of 3 monthly salaries (gross) for each case of breach of this secrecy obligation. The Company's right to further damages is reserved.

7.2 Business records of any kind, including private notes concerning Company affairs and activities, shall be carefully kept and shall be used only for business purposes. No copies or extracts or duplicates of drawings, calculations, statistics and the like nor of any other business records or documents may be copied or extracted for purposes other than for the Company's business.

7.3 Upon termination of this Service Contract, or upon suspension/release from work, the Managing Director shall return all business records and copies thereof, regardless of the data carrier; he shall have no right of retention.


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Article 8 - Post Contractual Non-compete Clause

8.1 After termination of the Service Contract, the Employee shall not engage for a period of two years in a business in the filtration, separation and purification technology industry and which is in competition with the Company's business activities, neither on the Managing Director's own account nor in an employment, advisory or any other supporting capacity, neither occasionally nor permanently, and the Managing Director shall not set up a competitive business or participate in such, neither directly or indirectly

8.2 The obligation not to compete shall extend to the geographic territory of the European Union.

8.3 The Managing Director shall not for a period of two years after termination of the service contract hereunder whether directly or indirectly canvass, entice or solicit any employee of the Company or any of its subsidiaries or associated companies.

8.4 During the period of non-competition and non-solicitation after the termination of the employment relationship, the Employer agrees to pay to the Managing Director a compensation of maximum 50% of his last contractual remuneration. The compensation shall be paid monthly at the end of each month.

8.5 To the extent legally possible, the company shall offset against such compensation all income the Managing Director will earn during the period of the covenant to not compete or fails to earn voluntarily, including unemployment benefits. The Managing Director is obliged, upon the company's request, to give information concerning the amount of his income and his current employer.

8.6 The Managing Director undertakes to pay a contractual penalty in the amount of three monthly salaries for each case of breach of this obligation not to compete. Monthly salary is the average monthly remuneration earned in the last twelve months before the Managing Director left the company. In the case of a continuing violation of his obligation (a competing activity extending for more than one month), a contractual penalty shall be due once again for each additional month. At the same time, the company's obligation to pay compensation according to sec. 8.4 shall be suspended. The Company's right to further damages is reserved.

8.7 Except as otherwise provided herein, the provisions of Section 74 et seq. of the Commercial Code shall apply.

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Article 9 - Inventions

9.1 All rights pertaining to inventions, whether patentable or not, and to proposals for technical improvements made and to computer software developed by the Managing Director (hereinafter jointly called "Inventions") during the term of this Service Contract shall be deemed acquired by the Company without paying extra compensation for it. The Managing Director shall inform the Company or a person designated by the Company of any Inventions immediately in writing and shall assist the Company in acquiring patent or other industrial property rights, if the Company so desires.

         Any and all writings or other copyrightable material produced by the Managing Director in the course of his services reasonably relating to the actual or potential business of the Company or one of its affiliates shall be the sole property of the Company or such affiliate, and the Company or one of its affiliates shall have the exclusive right to copyright such writings or other materials in any country. The same shall apply to any and all significant ideas, works of authorship, formulae, devices, improvements, methods, processes, or discoveries that are related to the Company or one of its affiliates (hereinafter referred to as "Improvements") and which the Managing Director conceives, makes up, develops, or works on in the course of his services under this Contract shall be the sole property of the Company or of one of its affiliates, respectively. The Managing Director shall execute any additional documents required to protect the right, title and interest of the Company or one of its affiliates in the Improvement.

9.2 Subsection 9.1 above shall apply to any Inventions, Improvements or other industrial or intellectual property rights, no matter whether they are related to the business of the Company, are based on experience and Know-how of the Company, emanate from such duties of activities as are to be performed by the Managing Director within the Company, or materialise during or outside normal business hours of the Company.

9.3 The Company's exclusive and unlimited rights to Inventions, Improvements or other industrial or intellectual property acquired hereunder shall in no way be affected by any amendments to or the termination of this Service Contract. Should the Managing Director by law be entitled to any compensation payment for such intellectual property rights which - as agreed above - solely pertain to the Company or one of its affiliates it is agreed that such payment is covered by the salary and that the Managing Director shall have no further claims against the Company or its affiliates.

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Article 10 - Term of Employment and Notice

10.1 This Service Contract is entered into for an indefinite period. It shall, however, end without the need to give notice not later than the end of the month during which the Managing Director attains the age of 65, or the month during which the Managing Director is entitled to receive state old age pension or disability benefits, whichever occurs first. In either event the Managing Director is obliged to inform the company on a timely basis. Both parties are entitled to terminate this Contract by giving 24 months prior notice effective to the end of any calendar quarter. In case the Company is obliged to observe an extended notice period, such an extension shall also apply for the Managing Director.

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10.2     In case this Contract has been terminated, the Company is entitled to suspend and relieve the Managing Director from work at any time. In such case the Company shall continue to pay the contractual remuneration to the Managing Director. Any holidays not yet taken shall be offset against the time period during which the Managing Director is suspended/relieved from work. Any suspension period shall not count for calculating a possible (discretionary) bonus or payment above the salary.

10.3 Notice of extraordinary termination, effective immediately, may be given for compelling reasons.

10.4 Notice of termination must be given in writing. A revocation of appointment as Managing Director shall at the same time be deemed as termination of this Contract with notice period, provided that no termination for cause is made.

Article 11 - Final Provisions

11.1 This Service Contract represents the entire agreement and understanding of the parties. It supersedes and replaces all other previous contracts of employment as issued by the Company or its affiliates, including the post-contractual non-compete clause agreed upon in the employment contract dated May 15, 1987 and as amended on April 23, 1991.

11.2 Any amendments of or additions to this Service Contract shall be made in writing in order to be effective.

11.3 If one of the provisions of this Service Contract is held to be invalid, the remaining provisions shall remain valid, and the invalid provision shall be replaced by such valid one which shall have the closest admissible economic effect. The same shall apply in the event that the Contract is found to be incomplete.

11.4 In the event of disputes in connection with this Service Contract the place of jurisdiction shall be the corporate seat of the Company.

11.5 This Service Contract shall be governed and construed in accordance with the laws of the Federal Republic of Germany.

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11.6     In case of doubt the German version of this Contract shall prevail.



Dreieich, February 26, 2001

For the Company


/s/ Heinz Kauke
------------------------
    Heinz Kauke                                         /s/ Heinz Ulrich Hensgen
                                                        ------------------------
                                                            Heinz Ulrich Hensgen

/s/ Paul Kummer
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    Paul Kummer